Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of Pulsenmore Ltd. of our report dated May 8, 2025, except for the effects of the reverse share split effected December 28, 2025 as discussed in note 1(b), as to which the date is December 29, 2025, relating to the consolidated financial statements of Pulsnmore Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
December 29, 2025	Certified Public Accountants (Isr.)
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